Exhibit 99: Peoples Financial Corporation Press Release Dated April 14, 2004

For more information, contact:	FOR IMMEDIATE RELEASE
M.O. Lawrence, III
Investor Relations
228-435-8208
mlawrence@thepeoples.com

PEOPLES FINANCIAL CORPORATION QUARTERLY NET INCOME RISES

BILOXI, MS (April 14, 2004) - Peoples Financial Corporation (NASDAQ Small Cap: PFBX), parent of The Peoples Bank, reported net income for the first quarter of 2004 reached $1,072,000, an increase of 3.4% over the same quarter in 2003.

Earnings per share for the quarter totaled $ .19 per share, the same as the year before. Earnings per share figures are based on weighted average shares outstanding of 5,557,284 and 5,569,913 on March 31, 2004 and March 31, 2003, respectively.

“Our financial performance held firm for the quarter,” said Chevis C. Swetman, chairman and CEO of the holding company and the bank. “We are clearly seeing a strengthening in our local economy, with construction starting on the first new casino in more than five years. In addition, our loan volume increased during the quarter over the same period last year and also sequentially over the fourth quarter of 2003,” added Swetman.

Founded in 1896 with $596 million in assets as of March 31, 2004, The Peoples Bank operates 15 full-service branches and 49 ATMs along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone Counties. The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Small Cap Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.

2-YEAR FINANCIAL HIGHLIGHTS
(In Thousands, Except Per Share Amounts)
(Unaudited)

Earnings (1)	2004	2003	Change
Quarter Ended March 31,
Net Income	$1,072	$1,037	3%
Net Income Per Share	$0.19	$0.19

Financial Condition

March 31,	2004	2003	Change
Total Assets	$595,590	$595,584
Loans — Net of Unearned Discounts	$305,482	$298,156	2%
Investment Securities	$218,904	$206,113	6%
Total Deposits	$402,881	$415,618	<3% >
Shareholders’ Equity	$85,510	$82,357	4%
Book Value Per Share	$15.39	$14.79	4%

Selected Ratios
Return on average shareholders’ equity	5.07%	5.06%
Return on average total assets	.73%	.72%
Primary capital to average assets	15.69%	15.31%
Allowance for loan losses as a % of loans, net of unearned discount	2.11%	2.13%

(1)	Based on weighted average shares outstanding of 5,557,284 and 5,569,913 at March 31, 2004 and 2003, respectively.

This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.